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                               [Ariba letterhead]

February 21, 2001


Mr. Michael Schmitt
28 Cherry Hills Farm Drive
Cherry Hills Village, CO  80110

Dear Michael:

On behalf of Ariba, Inc. I am pleased to extend this invitation to you to join Ariba in the capacity of Senior Vice President and Chief Marketing Officer. The Ariba team is very impressed with your qualifications and believes that attracting outstanding individuals like you is key to our success.

Your base pay as Senior Vice President and Chief Marketing Officer initially will be $20,833.34 per month payable in arrears in two equal portions on the 15th and last working day of each month. You will be eligible to participate in the FY2001 Executive Bonus Plan. Under this plan you will receive a cash bonus that is targeted at $200,000.00 on an annualized basis depending on the completion of specific goals and objectives.

Ariba will also relocate you and your family from Colorado to our Mountain View Headquarters. Please see the Ariba Relocation Policy attached.

Subject to the terms of the Ariba, Inc. 1999 Equity Incentive Plan (the "Plan"), you will be awarded the right to purchase 500,000 shares of the Company's Common Stock. Options are normally priced at a meeting of the compensation committee of the Ariba Board which generally meets monthly. Your option will be granted in the month following your hire date. You may exercise this right subject to the terms of the Plan, a copy of which may be obtained from the Company.

Upon approval, you will enter into an option agreement with the Company that specifies the standard terms and conditions of this stock option. Three months from the vesting commencement date, you may exercise the option to purchase up to 3/48th of the total number of shares. Thereafter, you may exercise 1/48th of the shares granted upon completion of each month of service. Should your employment terminate for any reason, your option will cease to continue to vest as of your termination date and you may exercise any vested portion of your shares within 3 months of termination.

You will be provided with benefit choices, including medical, dental, vision, life and disability insurance coverage for you and your dependents, as well as participation in the 401(k) and Employee Stock Purchase plans. The provisions of these and other benefits offered by Ariba are explained more fully in the enclosed Employee Benefits Summary. To aid in the timely processing of your benefits enrollment form, it is important that you complete and sign the enclosed Personal Data form, omitting the Qualifying Life Change section and return it with your signed offer letter.

You will be required to sign the Ariba Employee Agreement. In this document you will be asked to agree to the following: 1) to hold the Company's proprietary information confidential during and after employment; 2) that you have not brought any former Employer's proprietary information or any of their clients' proprietary information with you; and 3) that you will agree to assign to the Company any patentable inventions that you created through your work with the Company.

Employment with Ariba is for no specific period of time. As a result, either you or Ariba may terminate your employment at any time for any reason, with or without cause.
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Michael Schmitt
February 21, 2001
Page 2


This is the full and complete agreement between you and the company regarding this term. This at-will employment relationship may only be changed in a document signed by both you and Ariba's Chief Executive Officer.

As required by federal law, Ariba must verify that its employees are eligible to work in the United States. On your first day of employment, you will be required to certify that you are a citizen or lawful permanent resident or an alien authorized to work in the U.S. Please bring your Employment Eligibility Verification (Form I-9) and acceptable supporting documents (as listed on the reverse side of the I-9 Form) to your first day of work. If you expect to have any difficulty in producing these documents, please contact our Human Resources Department prior to your employment to discuss alternative suitable documentation. Ariba understands that you may need to obtain an employment visa to undertake this employment. In the event your employment needs visa sponsorship, your employment is contingent upon you receiving the appropriate visa petitions through the Immigration and Naturalization Service.

Upon acceptance, please sign both copies of the Offer Letters and Employee Agreements. Retain one copy each for your personal records. Please return one signed and completed copy of the Offer Letter, Employee Agreement, and Personal Data form to the Ariba Talent Acquisition Department in the envelope provided. Please note that these documents must be received, by mail or fax, prior to your start of employment with Ariba. This letter supersedes any prior representations or agreements written, verbal or otherwise regarding the terms described above. This offer will remain open for five days from the date of this letter.

Michael, I am looking forward to working with you in continuing to build a company that provides great value to its customers and employees. I believe that you have much to offer and much to gain - personally, professionally, and financially - in sharing this exciting opportunity.

Sincerely,

Larry Mueller
President & COO
Ariba, Inc.

Accepted:

/s/ Michael Schmitt                                  2/22/01
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Michael Schmitt                                      Date

Planned start day:         2/26/01